Exhibit 10.14

Kevin Bachus

15600 NE 8th Street

Suite B-1146

Bellevue, WA 98008

Dear Kevin,

I am excited to offer you the Senior Vice President, Game Strategy & Entertainment position for Dave & Buster’s. Your start date has yet to be determined, but I hope it will be as soon as possible. The following will generally summarize our employment offer and your subsequent acceptance.

YOUR ROLE

You will be the Senior Vice President, Game Strategy & Entertainment. In this role, you will drive the evolution of our entertainment and game strategy from an on-premises restaurant/entertainment company to a leader in multi-platform digital entertainment. You’ll lead the development and refinement of strategy, identify and pursue unique partnerships that keep Dave & Buster’s on the leading edge of entertainment, oversee research and development of proprietary games, and make sure our Midways remain fresh and support ideal playing conditions. As a member of the Senior Executive team, you will be looked to as a model of Dave & Buster’s culture — treating each team member with respect, serving to entertain, celebrating wins, and having a whole lot of FUN in the process.

YOUR LOCATION

You will be based out of the Dave & Buster’s World Headquarters (WHQ) in Dallas, TX, WHQ is the support center for our stores. Each member of the WHQ team is challenged to put the needs of our stores first, drive performance in key initiatives, and take actions that move Dave & Buster’s forward to new levels of success.

YOUR BASE COMPENSATION

Your total bi-weekly base compensation will be $10,192.31. That works out to $265,000 over the course of a year.

YOUR BONUS

You will be eligible to participate in Dave & Buster’s Executive Bonus Program. Your target bonus is 50% of your base salary. We love paying big bonuses, so read the plan documents that will be provided to study up on the eligibility requirements and criteria. Then work with your team to create and execute a strategy to grow revenue and drive money to the bottom line.

YOUR SIGN-ON BONUS

You will receive a one-time sign-on bonus of $100,000 on the first pay period after your employment begins. I am confident you’ll be a leader at Dave & Buster’s for years to come, but if you leave Dave & Buster’s within one year of your start date, you’ll be required to pay back a prorated portion of the sign-on bonus. Details are in the attached sign-on bonus agreement.

YOUR BENEFITS

You will be eligible to participate in medical, dental, and vision insurance the first of the month following 30 days of employment. As an example, if you were to start on October 8, you would be eligible to enroll December 1. You will also be eligible to participate in the 401(k) Plan and the Executive Deferred Compensation Plan (supplemental 401(k) Plan). Details of these plans, including enrollment options and eligibility requirements, are outlined in the enclosed “For Your Benefit” brochure.

YOUR “PERQS” (you know...the rest of the fun stuff!)

The best part of working for Dave & Buster’s? Free Dave & Buster’s food and games! You will be given a Gold Card that allows you to try out our menu items and help us make sure we’re providing world class food and service. Your food allowance will be $500, and your beverage allowance will be $250 per general ledger period. You will also be given a Powercard loaded with 250 credits per period, which you can use to stay up-to-date on the latest games in our Midway or just blow off some steam playing House of Dead!

In addition, your perquisites will include an annual car allowance of $10,000 and an annual country club or health club allowance of $3,120, payable over 26 pay periods. You are also eligible to receive reimbursement for financial planning assistance up to $5,000 per year. Additionally, you are eligible to earn and use 15 days of Paid Time Off (“PTO”) during your year of hire and 20 days of PTO every year thereafter. Please keep in mind that all benefits and perqs are reviewed annually and may be adjusted.

YOUR RELOCATION

Should you require assistance relocating to Dallas, Dave & Buster’s will assist you. Your move would be facilitated through Altair, a third-party firm that specializes in relocations. A member of our HR team would be happy to discuss the details of a house hunting trip and the packing and shipment of your household goods.

If you accept this offer, please sign both copies of this letter and return one original to the following address. You may keep the second original for your personal records.

Margo Manning

SVP Human Resources

Dave & Buster’s, Inc.

2481 Manana Drive

Dallas, TX 75220

I believe Dave & Buster’s will be even better positioned for growth with you leading our Game Strategy & Entertainment efforts! I’m looking forward to accomplishing great things together!

/s/ Stephen M. King
Steve King
Chief Executive Officer

seal the deal:

/s/ Kevin Bachus	10/1/12
Signature	Date

Sign-On Bonus Agreement

Dave & Buster’s, Inc., agrees pay you a signing bonus in the gross amount of $100,000.00 (the “Bonus”). In consideration for the Bonus, you agree to execute a Promissory Note confirming your obligation to repay the Bonus if your employment with Dave & Buster’s, Inc. ends due to (1) discharge for cause or (2) your voluntary resignation, prior to your one year employment anniversary. “Discharge for cause” means the willful and continued failure to perform the duties assigned by Dave & Buster’s, failure to follow reasonable business-related directions from Dave & Buster’s, gross insubordination, theft from Dave & Busters or its Affiliates, habitual absenteeism or tardiness, conviction or plea of a felony, or any other reckless or willful misconduct that is contrary to the best interests of Dave & Buster’s or materially and adversely affects the reputation of Dave & Buster’s. “Voluntary resignation’ includes, but is not limited to, resignation and/or job abandonment. Nothing in this Bonus Agreement creates a contract for employment for a definite period of time or alters your employment status with Dave & Buster’s. In other words, Dave & Buster’s may still terminate your employment at any time, for any reason, likewise, you may choose to end your employment with Dave & Buster’s at any time, for any reason.

In the event of (1) discharge for cause or (2) voluntary resignation, prior to your one year employment anniversary, you agree to repay the Bonus pursuant to the terms of the Promissory Note. Any amount due under the Promissory Note will be reduced on a pro-rata basis per day to reflect time actually worked and any sums otherwise due you, may be deducted from your payroll check and offset against the unpaid balance due under the Promissory Note.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed on the 1st day of October, 2012.

By:	/s/ Kevin Bachus
Address: